Exhibit 31.2
Noble Corporation plc, a company registered under the laws of England and Wales
I, Adam C. Peakes, certify that:

1.	I have reviewed this annual report on Form 10-K/A of Noble Corporation plc; and

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

March 13, 2017

/s/ Adam C. Peakes
Adam C. Peakes
Senior Vice President and Chief Financial Officer of Noble Corporation plc, a company registered under the laws of England and Wales